AMERICA FIRST APARTMENT INVESTORS, INC. ANNOUNCES

RESULTS FOR FULL YEAR AND FOURTH QUARTER 2006

ANNOUNCES DIVIDEND INCREASE

OMAHA, Neb.—(March 5, 2007)—America First Apartment Investors, Inc. (NASDAQ: APRO (the “Company” or “APRO”)), a multifamily real estate investment trust, today announced its financial results for the full year and fourth quarter ended December 31, 2006.

Net income for the year ended December 31, 2006 was $19.6 million, or $1.77 per share, compared to net income of $11.0 million, or $1.04 per share, in 2005. Net income for the fourth quarter of 2006 was $1.9 million or $0.18 per share, compared to net income of $8.8 million or $0.84 per share during the fourth quarter of 2005. APRO’s results of operations for the year ended December 31, 2006 were positively impacted by the $19.2 million gain it recognized from the sales of the Belvedere Apartments, The Park at 58th Apartments, and Delta Crossing during 2006. During the year ended December 31, 2005, APRO’s results were positively impacted by the $24.6 million gain recognized in connection with the sales of St. Andrews at Westwood, the Retreat Apartments and the Park Trace Apartments, the majority of which occurred in the fourth quarter.

During the fourth quarter and full year of 2006, the Company continued to experience strong rental revenue growth. Rental revenues increased $3.3 million, or 31%, to $14.0 million from $10.7 million in the fourth quarter last year. Rental revenues for the full year increased $9.9 million, or 25%, to $49.1 million from $39.2 million in 2005. Fiscal 2006 property acquisitions accounted for $2.9 million and $5.3 million of the respective rental revenue increases for the fourth quarter and full year. In addition, the ownership of Tregaron Oaks and the Reserve at Wescott Plantation by the Company for a full year in 2006, compared to a partial year in 2005, increased rental revenues by $2.7 million for the year ended December 31, 2006. The remainder of the increases in full year and fourth quarter rental income during 2006 is attributable to increases of 6% and 5% in rental revenues at the Company’s “same store” properties (properties owned for the entirety of both periods presented) compared to the prior periods in 2005. The increase in same store revenues resulted from slightly increased occupancy, rent rate increases and a decreasing use of rental concessions to attract new tenants. Substantially all of the Company’s same store properties experienced revenue growth during 2006 with the strongest growth experienced at the properties located in Arizona, California and Florida.

Funds from Operations (FFO) for full year 2006 increased by $14.6 million to $13.1 million, or $1.19 per share. FFO in 2006 increased over 2005 levels primarily because of certain contract termination charges taken in 2005 as a result of the management internalization transaction. Additionally, APRO benefited from strong revenue growth and the internalization of all management functions at the end of 2005 which eliminated administrative and acquisition fees previously paid to the external advisor. Fiscal 2005 FFO prior to the $11.6 million contract termination charge was $10.2 million.

Dividend Increase

Based upon the Company’s strong fiscal 2006 results, and the expectation for continued revenue and FFO growth in 2007, the Company’s Board of Directors has declared a regular quarterly dividend of $0.27 per share to be paid on April 30, 2007 to shareholders of record on March 30, 2007. The $0.27 per share dividend represents a 3.8% increase from the fourth quarter 2006 dividend and an 8.0% increase from the dividend paid in the first quarter of 2006.

Strategic Overview

The financial and operating results of 2006 reflect the continuing successful execution of the Company’s strategic plan. APRO’s plan is designed to enhance the long term value of the Company’s real estate assets through a selective acquisition and disposition program that increases APRO’s presence in markets with positive growth potential. As part of that plan, the Company acquired eight properties during 2006 for aggregate consideration of $145.7 million. These properties increased the number of rental units in APRO’s portfolio by 32% or 1,966 units. One of the properties acquired, Cumberland Trace, would not have met the Company’s acquisition criteria if bought on a stand alone basis, but was required as a condition for the purchase of the desirable properties of Morganton Place, Village at Cliffdale and Woodberry Apartments that were being sold as a single portfolio. On January 31, 2007, the Company sold Cumberland Trace for $10.9 million.

Under its strategic plan, APRO also looks to dispose of older, underperforming assets at valuations that take advantage of the current real estate market. During 2006, the Company completed the sale of The Park at 58th Apartments, a 196 unit apartment community in Chattanooga, Tennessee, for $5 million and Delta Crossing, a 178 unit property located in Charlotte, North Carolina, for $7.8 million. APRO is also marketing Waters Edge, a 108-unit property in Lake Villa, Illinois, to prospective buyers and expects the property will be sold within the next six months.

Recognizing the opportunistic pricing offered by condominium converters over the last two years the Company has also realized substantial gains on the sale of two Florida apartment communities. These historically high pricing levels enabled APRO to net $50 million in proceeds from the two property sales in Florida.

Looking Forward

“We anticipate another good year with apartment supply and demand fundamentals continuing to drive increased net operating income at our properties,” stated Jack Cassidy, APRO’s Chief Executive Officer. “We also expect positive contributions from our recent acquisitions, which include Cornerstone in suburban Kansas City and the North Carolina portfolio.

“As we continue to grow our apartment portfolio, we remain disciplined in our selection and pricing in an acquisition market that continues to be very competitive. Our location targets will be focused in our current operating areas leveraging our local market knowledge and management presence. In 2007, APRO will also be allocating more dollars towards upgrading kitchens, baths, floor coverings and lighting fixtures in several properties where we expect to be able to realize significant rent increases.”

Funds From Operations

The following sets forth a reconciliation of the Company’s net income as determined in accordance with GAAP and its FFO for the periods set forth (in thousands):

	For the Year Ended
	December 31, 2006	December 31, 2005
Net income	$19,557	$10,952
Depreciation expense	10,248	7,748
In-place lease amortization	1,728	2,674
Depreciation and amortization of
discontinued operations	376	1,810
Loss on redemption of securities	64	—
Impairment of
Securities	367	—
Gain on sales of discontinued operations	(19,197)	(24,606)

FFO	$13,143	$(1,422)

Weighted average number of shares outstanding- basic and diluted	11,037	10,513

FFO per share	$1.19	$(0.14)

The Company generally calculates FFO in accordance with the definition of FFO that is recommended by the National Association of Real Investment Trust (“NAREIT”). To calculate FFO under the NAREIT definition, depreciation and amortization expenses related to the Company’s real estate, gains or losses realized from the disposition of depreciable real estate assets, and certain extraordinary items are added back to the Company’s net income. The Company has added back the impairment loss recognized on the Company’s agency securities and preferred stock and believes that this treatment is appropriate since NAREIT allows for the exclusion of gains and losses recognized in connection with the sale of a security in the determination of FFO. NAREIT does not specifically discuss how an impairment of a security should be handled.

The Company believes that FFO is an important non-GAAP measurement because FFO excludes the depreciation expense on real estate assets and real estate generally appreciates over time or maintains residual value to a much greater extent than other depreciable assets such as machinery or equipment. Additionally, other real estate companies, analysts and investors utilize FFO in analyzing the results of real estate companies.

While the Company uses the NAREIT definition of FFO, the Company’s FFO may not be comparable to other REITs or real estate companies with similar assets. This is due in part to the differences in capitalization policies used by different companies and the significant effect these capitalization policies have on FFO. Real estate costs incurred in connection with real estate operations which are accounted for as capital improvements are added to the carrying value of the property and depreciated over time whereas real estate costs that are expensed are accounted for as a current period expense. This affects FFO because costs that are accounted for as expenses reduce FFO. Conversely, real estate costs that are capitalized and depreciated are added back to net income to calculate FFO.

Although the Company considers FFO to be a useful measure of its operating performance, FFO should not be considered as an alternative to net income which is calculated in accordance with GAAP.

America First Apartment Investors, Inc. is an equity real estate investment trust focused on multifamily apartment properties located primarily in the Southeast and Midwest regions of the United States. Its portfolio currently includes 31 multifamily properties and one commercial property. America First Apartment Investors, Inc. press releases are available on the World Wide Web at www.apro-reit.com.

Information contained in this Press Release contains “forward-looking statements” relating to, without limitation, future performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements. Reference is hereby made to the filings of America First Apartment Investors, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual report on Form 10-K.

Contact:
For America First Apartment Investors, Inc.

Investor Relations, 800-239-8787
or
Jack Cassidy, 914-285-1825